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                            SCHEDULE 14A INFORMATION
                   PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


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           Rule 14a-6(e)(2))
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                                   NETRO CORP.

                (Name of Registrant as Specified in its Charter)

                                C. ROBERT COATES
                                ----------------

     (Name of Person(s) Filing Proxy Statement if other than the Registrant)


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     3)     Filing Party: C. Robert Coates
     4)     Date Filed: June 25, 2002

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Press Release

Source:  C. Robert Coates

DID NETRO'S DIRECTORS AND CEO MISLEAD THEIR INVESTORS ABOUT THE VOTE ON THE DIRECTORS' OPTION PLAN, ASKS C. ROBERT COATES.

LAKE FOREST, Ill., June 25 -- C. Robert Coates announced today that he was notifying the Netro Board of Directors of a potential "material misstatement" and/or a "material omission" by the company's management and directors. Material misstatements and omissions come under the Securities Exchange Act of 1934 and of Rule 10(b)5 promulgated thereunder. This could open the company and its directors to a class action lawsuit on behalf of shareholders trading in reliance of the defective press release. "Our attorneys have reviewed the recent filings and press releases of the company and found them sadly lacking. The shareholders voted down the directors' option plan at the Netro annual meeting on May 21. The independent inspectors of the election hired by the company reported that the vote was 18,305,702 shares against the directors' option plan and 17,750,224 shares for the plan. Most of the votes for the plan came from the directors and their own affiliates."

In a May 29, 2002 press release and a May 31 8K filing, Netro claimed that the option plan amendment had been approved by Netro's stockholders. More than a month after the annual meeting, Netro has still not announced the preliminary results that contradict its claim that the amendment was approved. Instead, Netro has delayed the final certification of the results by lodging a challenge
with the inspectors.   C. Robert Coates said, "These Netro directors continue
to amaze me. First they boycott their own annual meeting. Then they idly look on while their stock drops to new lows and sells at an even steeper discount to its cash and book value. They could easily stop this decline and make a high return on their company's money by just buying back shares. Instead, they cause their shareholders to suffer unnecessary losses. Then they apparently intentionally mislead their investors about the results of the annual election. We can only hope that one or more of these directors some day decides to become as concerned about the shareholders they are supposed to represent as they are about their own enrichment through stock options. Would just one of them, Shirley Young, Richard Moley, Thomas Baruch, Irwin Federman, Sanford Robertson or Lewis Chakrin please take a stand for the shareholders?"

Netro shareholders can call Todd Martin at the Robert Coates Group with any comments, suggestions or questions. Todd can be reached at 1-800-295-0841, extension 210. Or they can e-mail us at tmartin@rcoates.com.

Source:  C. Robert Coates